Exhibit 99

Superior Energy Services Completes Acquisition of Power Offshore Service and Reeled Tubing Assets

            HARVEY, La.--(BUSINESS WIRE)--May 22, 2001--Superior Energy Services, Inc. (NYSE: SPN) today announced the completion of its previously announced acquisition of the assets of Power Offshore Service, LLC and Reeled Tubing, LLC.

            Superior acquired the assets of Power Offshore Service and Reeled Tubing for $80.5 million, including $62.5 million for seven liftboats ranging from 120-ft. to 175-ft. in leg lengths, 21 coiled tubing units and related equipment, and $18.0 million for a 250-ft. class liftboat. In addition, the Company retains the employees of both Power Offshore Service and Reeled Tubing, including founder and CEO John Powers.

            The liftboats acquired include two in the 120-135 ft. class, one in the 145-155 ft. class, four in the 160-175 ft. class and one in the 250-ft. class. The 250-ft. class liftboat, which was built for Power Offshore, is the largest liftboat working in the Gulf of Mexico and is U.S. Coast Guard, ABS and SOLAS classed.

            Founded in 1981, Power Offshore Service is an experienced and well-recognized provider of liftboats in the Gulf of Mexico. Reeled Tubing is one of the largest coiled tubing and well service providers along the Gulf Coast and in East Texas with 21 coiled tubing units and 20 nitrogen units operating from five locations - Belle Chase and Lafayette, La., and Alvin, Edinburg and Longview, Texas.

            Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

            This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

Contact:

            Superior Energy Services, Inc., Harvey
            Robert Taylor or Greg Rosenstein, 504/362-4321